EXHIBIT 99.1

Third Quarter Ended September 30, 2004 Press Release

Contact:	B. K. Goodwin, III Chairman of the Board, Chief Executive Officer and President (205) 428-8472

FOR IMMEDIATE RELEASE

FirstFed Bancorp, Inc. Announces Third Quarter Financial Results

FirstFed Bancorp, Inc., Bessemer, Alabama (NASDAQ: FFDB), reported quarterly net income for the third quarter ended September 30, 2004, of $219,000 compared to $135,000 for the same quarter a year ago. Earnings per share were $.09 (basic and diluted) for the quarter ended September 30, 2004, compared to $.06 (basic and diluted) for the same three-month period last year. For the nine months ended September 30, 2004, net income was $445,000, or $.19 per share (basic and diluted), compared to $497,000, or $.21 per share (basic and diluted), for the same nine-month period a year ago. A gain on sale of investments of $299,000 was recorded, while there has not been a comparable transaction this year. Total assets grew to $212,274,000, total loans to $157,584,000 and total deposits to $159,824,000 at September 30, 2004, compared to total assets of $194,211,000, total loans of $136,099,000 and total deposits of $151,109,000 at December 31, 2003.

B.     K. Goodwin, III, President of FirstFed Bancorp, Inc., said: “The Company is pleased to report the continued steady growth in quarterly earnings during fiscal 2004 in addition to the 9.30% growth in assets from December 31, 2003 to September 30, 2004. Net income from operations for the quarter and nine months ended September 30, 2004, increased substantially when compared to the same periods a year ago, after consideration of a the gain on sale of investments that was recorded in the second quarter of 2003. The improvement resulted from increases of 13% in net interest income and 52% in noninterest income.”

FirstFed Bancorp, Inc. is the holding company for First Financial Bank. First Financial Bank operates from its main office in Bessemer and branch offices in Centreville, Hoover, Hueytown, Pelham, Vance, West Blocton and Woodstock.